Exhibit 99

Dillard’s, Inc. Reports Fourth Quarter and Fiscal Year Results

LITTLE ROCK, Ark. (BUSINESS WIRE) – February 21, 2023 - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 52 weeks ended January 28, 2023. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II stated, “We are entering our 85th year of operation in a strong position with today’s results. Fiscal year earnings per share of $50.81 seemed impossible just a couple of years ago, but we have seen what we can do by controlling our inventory and focusing on our customer. From the resulting strong cash flow, we were happy to return $708 million to our shareholders, and the majority of them are our associates.”

Highlights of the Fiscal Year (compared to the prior year fiscal year):

•Total retail sales increased 5%
•	Comparable store sales increased 5%
•	Net income of $891.6 million compared to $862.5 million
•	Earnings per share of $50.81 compared to $41.88
•	Retail gross margin of 43.0% of sales compared to 42.9% of sales
•	Operating expenses were $1.674 billion (24.4% of sales) compared to $1.537 billion (23.7% of sales)
•	Share repurchase of $436.6 million (approximately 1,709,000 shares)
•	Ending inventory increase of 4%

Fiscal Year Results

Dillard’s reported net income for the 52 weeks ended January 28, 2023 of $891.6 million, or $50.81 per share, compared to $862.5 million, or $41.88 per share, for the prior year 52-week period. Included in net income for the 52 weeks ended January 28, 2023 is a pretax gain of $21.0 million ($16.4 million after tax or $0.94 per share) primarily related to the sale of three store properties. Also included in net income for the 52 weeks ended January 28, 2023 are two tax-related benefits:

●	a federal income tax benefit of $16.3 million ($0.93 per share) due to a deduction related to that portion of the special dividend of $15.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the year
●	a net $13.7 million ($0.78 per share) income tax benefit due to the release of valuation allowances primarily related to state net operating loss carryforwards

Included in net income for the prior year 52-week period ended January 29, 2022 is a pretax gain of $24.7 million ($19.5 million after tax or $0.95 per share) primarily related to the sale of three store properties. Also included in net income for the 52 weeks ended January 29, 2022 is a federal income tax benefit of $18.0 million ($0.88 per share) due to a deduction related to that portion of the special dividend of $15.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the year.

Sales – 52 Weeks

Net sales for the 52 weeks ended January 28, 2023 and January 29, 2022 were $6.871 billion and $6.493 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 52-week periods ended January 28, 2023 and January 29, 2022 were $6.702 billion and $6.375 billion, respectively. Total retail sales increased 5% for the 52-week period ended January 28, 2023 compared to the prior fiscal year. Sales in comparable stores increased 5%.

Gross Margin – 52 Weeks

Consolidated gross margin for the 52 weeks ended January 28, 2023 was 42.0% of sales compared to 42.3% of sales for the prior year 52-week period.

Retail gross margin (which excludes CDI) for the 52 weeks ended January 28, 2023 was 43.0% of sales compared to 42.9% of sales for the prior year 52-week period.

Selling, General & Administrative Expenses – 52 Weeks

Consolidated selling, general and administrative expenses (“operating expenses”) for the 52 weeks ended January 28, 2023 were $1.674 billion (24.4% of sales) compared to $1.537 billion (23.7% of sales) for the prior year 52-week period. The increase of approximately $138 million is primarily due to increases in payroll and payroll-related expenses.

Share Repurchase

During the 52 weeks ended January 28, 2023, the Company purchased $436.6 million (approximately 1,709,000 shares) of Class A Common Stock at an average price of $255.49 per share.

As of January 28, 2023, authorization of $175.4 million remained under the February 2022 program.

Total shares outstanding (Class A and Class B Common Stock) at January 28, 2023 and January 29, 2022 were 17.1 million and 18.8 million, respectively.

Highlights of the Fourth Quarter (compared to the prior year fourth quarter):

•	Comparable store sales were unchanged (as a percentage)
•	Net income of $289.2 million compared to net income of $321.2 million
•	Earnings per share of $16.89 compared to $16.61
•	Retail gross margin of 38.7% of sales compared to 41.4% of sales
•	Operating expenses were $458.4 million (21.6% of sales) compared to $440.9 million (20.9% of sales)

Fourth Quarter Results

Dillard’s reported net income for the 13 weeks ended January 28, 2023 of $289.2 million, or $16.89 per share, compared to net income of $321.2 million, or $16.61 per share, for the 13 weeks ended January 29, 2022.

Included in net income for the 13 weeks ended January 28, 2023 is a pretax gain of $13.8 million ($10.8 million after tax or $0.63 per share) primarily related to the sale of two store properties. Also included in net income for the 13 weeks ended January 28, 2023 are two tax-related benefits:

●	a federal income tax benefit of $16.3 million ($0.95 per share) due to a deduction related to that portion of the special dividend of $15.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the quarter
●	a net $13.7 million ($0.80 per share) income tax benefit due to the release of valuation allowances primarily related to state net operating loss carryforwards

Included in net income for the prior year 13-week period ended January 29, 2022 is a federal income tax benefit of $18.0 million ($0.93 per share) due to a deduction related to that portion of the special dividend of $15.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the quarter.

Sales – Fourth Quarter

Net sales for the 13 weeks ended January 28, 2023 and January 29, 2022 were $2.127 billion and $2.113 billion, respectively.

Total retail sales for the 13-week periods ended January 28, 2023 and January 29, 2022 were $2.069 billion and $2.078 billion, respectively. Total retail sales were unchanged as a percentage for the 13-week period ended January 28, 2023 compared to the prior year fourth quarter. Sales in comparable stores were also unchanged as a percentage. Stronger performing categories included cosmetics and ladies’ apparel. Home and furniture was the weakest performing category.

Gross Margin – Fourth Quarter

Consolidated gross margin for the 13 weeks ended January 28, 2023 was 37.7% of sales compared to 40.8% of sales for the prior year fourth quarter.

Retail gross margin of 38.7% marked the Company’s second-best fourth quarter performance compared to a record 41.4% for the prior year fourth quarter. Weaker sales at the beginning of the quarter and during the holiday season led to increased markdowns and stronger January sales compared to the prior year fourth quarter.

Inventory increased 4% at January 28, 2023 compared to January 29, 2022.

Selling, General & Administrative Expenses – Fourth Quarter

Consolidated operating expenses for the 13 weeks ended January 28, 2023 were $458.4 million (21.6% of sales) compared to $440.9 million (20.9% of sales) for the prior year fourth quarter.

Retail operating expenses were $456.3 million (22.0% of sales) compared to $439.0 million (21.1% of sales).

Store Information

Dillard’s plans to open a new store at The Empire Mall in Sioux Falls, South Dakota in the spring of 2024. The 140,000 square foot location will mark the Company’s 30th state of operation.

Dillard’s has announced the closures of three locations during the first quarter of 2023:

Store Name	City, State	Square Feet
Santa Rosa Mall	Ft. Walton Beach, Florida	115,000
Conestoga Mall	Grand Island, Nebraska	80,000
Metrocenter Mall	Phoenix, Arizona	90,000

Excluding the above, the Company operates 247 Dillard’s locations and 27 clearance centers spanning 29 states (47.0 million square feet) and an Internet store at dillards.com.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended				52 Weeks Ended
	January 28, 2023		January 29, 2022		January 28, 2023		January 29, 2022
		% of		% of		% of		% of
		Net		Net		Net		Net
	Amount	Sales	Amount	Sales	Amount	Sales	Amount	Sales
Net sales	$2,126.7	100.0%	$2,113.1	100.0%	$6,871.1	100.0%	$6,493.0	100.0%
Service charges and other income	35.8	1.7	40.3	1.9	125.1	1.8	131.3	2.0
	2,162.5	101.7	2,153.4	101.9	6,996.2	101.8	6,624.3	102.0

Cost of sales	1,325.3	62.3	1,250.1	59.2	3,983.6	58.0	3,747.7	57.7
Selling, general and administrative expenses	458.4	21.6	440.9	20.9	1,674.3	24.4	1,536.5	23.7
Depreciation and amortization	47.6	2.2	52.8	2.5	188.5	2.7	199.3	3.1
Rentals	7.5	0.4	7.4	0.4	23.2	0.3	22.6	0.3
Interest and debt expense, net	3.4	0.2	10.2	0.5	30.5	0.4	43.1	0.7
Other expense	1.9	0.1	2.1	0.1	7.7	0.1	11.4	0.2
Gain on disposal of assets	13.8	0.6	—	0.0	21.0	0.3	24.7	0.4
Income before income taxes	332.2	15.6	389.9	18.5	1,109.4	16.1	1,088.4	16.8
Income taxes	43.0		68.7		217.8		225.9
Net income	$289.2	13.6%	$321.2	15.2%	$891.6	13.0%	$862.5	13.3%

Basic and diluted earnings per share	$16.89		$16.61		$50.81		$41.88
Basic and diluted weighted average shares outstanding	17.1		19.3		17.5		20.6

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	January 28,	January 29,
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$650.3	$716.8
Restricted cash	10.0	—
Accounts receivable	57.0	39.8
Short-term investments	148.9	—
Merchandise inventories	1,120.2	1,080.2
Other current assets	85.5	77.9
Total current assets	2,071.9	1,914.7

Property and equipment, net	1,118.4	1,190.2
Operating lease assets	33.8	42.9
Deferred income taxes	54.0	28.9
Other assets	62.8	68.9

Total Assets	$3,340.9	$3,245.6

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$828.5	$886.2
Current portion of long-term debt	—	44.8
Current portion of operating lease liabilities	9.7	11.7
Federal and state income taxes	20.8	23.5
Total current liabilities	859.0	966.2

Long-term debt	321.3	321.3
Operating lease liabilities	24.2	31.0
Other liabilities	326.0	275.9
Subordinated debentures	200.0	200.0
Stockholders’ equity	1,610.4	1,451.2

Total Liabilities and Stockholders’ Equity	$3,340.9	$3,245.6

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	52 Weeks Ended
	January 28,	January 29,
	2023	2022
Operating activities:
Net income	$891.6	$862.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	190.0	201.4
Deferred income taxes	(15.3)	(7.4)
Gain on disposal of assets	(21.0)	(24.7)
Proceeds from insurance	—	2.9
Gain from insurance proceeds	(0.2)	—
Loss on extinguishment of debt	—	2.8
Accrued interest on short-term investments	(3.2)	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(17.2)	(3.1)
(Increase) decrease in merchandise inventories	(40.0)	7.6
Increase in other current assets	(5.4)	(23.8)
Increase in other assets	(1.2)	(3.8)
(Decrease) increase in trade accounts payable and accrued expenses and other liabilities	(16.8)	122.6
(Decrease) increase in income taxes	(13.0)	143.0
Net cash provided by operating activities	948.3	1,280.0

Investing activities:
Purchase of property and equipment and capitalized software	(120.1)	(104.3)
Proceeds from disposal of assets	25.1	29.3
Proceeds from insurance	4.9	3.8
Distribution from joint venture	—	1.5
Purchase of short-term investments	(245.7)	—
Proceeds from maturities of short-term investments	100.0	—
Net cash used in investing activities	(235.8)	(69.7)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	(44.8)	(0.7)
Cash dividends paid	(271.3)	(305.2)
Purchase of treasury stock	(452.9)	(544.9)
Issuance cost of line of credit	—	(3.0)
Net cash used in financing activities	(769.0)	(853.8)

(Decrease) increase in cash and cash equivalents and restricted cash	(56.5)	356.5
Cash and cash equivalents and restricted cash, beginning of period	716.8	360.3
Cash and cash equivalents and restricted cash, end of period	$660.3	$716.8

Non-cash transactions:
Accrued capital expenditures	$5.2	$5.9
Accrued purchase of treasury stock	—	16.2
Stock awards	6.2	2.5
Lease assets obtained in exchange for new operating lease liabilities	3.7	9.6

Estimates for 2023

The Company is providing the following estimates for certain financial statement items for the 53-week period ending February 3, 2024 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2023	2022
	Estimated	Actual
Depreciation and amortization	$180	$188
Rentals	22	23
Interest and debt (income) expense, net	(11)	31
Capital expenditures	150	120

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including statements regarding management’s expectations and forecasts for the 53-week period ended February 3, 2024 and beyond, statements concerning the opening of new stores or the closing of existing stores, statements concerning capital expenditures and sources of liquidity and statements concerning estimated taxes. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) the COVID-19 pandemic and its effects on public health, our supply chain, the health and well-being of our employees and customers and the retail industry in general; other general retail industry conditions and macro-economic conditions including inflation and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent, changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the elimination of LIBOR; potential disruption from terrorist activity and the effect on ongoing consumer confidence; other epidemic, pandemic or public health issues; potential disruption of international trade and supply chain efficiencies; any government-ordered restrictions on the movement of the general public or the mandated or voluntary closing of retail stores in response to the COVID-19 pandemic; global conflicts (including the recent conflict in Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2022, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com